Exhibit 3.1

AMENDED
CERTIFICATE OF INCORPORATION
OF
NORTH AMERICAN SCIENTIFIC, INC.

FIRST: The name of this corporation is North American Scientific, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 to the Delaware Code (the “DGCL”).

FOURTH: a) The total number of shares of stock which the Corporation is authorized to issue is One Hundred Fifty-two Million (152,000,000) shares, One Hundred Fifty Million (150,000,000) of which shall be classified as Common Stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) of which shall be classified as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b) The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote per share of Common Stock held by them on all matters voted upon by stockholders of the Corporation, including, but not limited to, the election of directors.

(c) The voting powers, designations, limitations, restrictions, relative rights and distinguishing designations in respect of the shares of Preferred Stock shall be as stated in the resolution or resolutions providing for issuance of such Preferred Stock adopted or to be adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority hereby expressly vested in the Board of Directors by this Certificate of Incorporation.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b) The Board of Directors shall have power without the assent or vote of stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens on all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(c) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, to the provisions of this Certificate, and to the provisions of any by-laws from time to time made by the stockholders or by the Board of Directors; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation, and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation, against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH: The name and mailing address for the Incorporator of the Corporation is as follows: L. Michael Cutrer, North American Scientific, Inc., 7435 Greenbush Avenue, North Hollywood, CA 91605.

# Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NORTH AMERICAN SCIENTIFIC, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF APRIL, A.D. 2008, AT 12:56 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF MAY, A.D. 2008.

2498651 8100

080487396

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 6558200

DATE: 04-30-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:05 PM 04/30/2008
FILED 12:56 PM 04/30/2008
SRV 080487396 - 2498651 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED CERTIFICATE OF INCORPORATION
OF
NORTH AMERICAN SCIENTIFIC, INC.,
a Delaware corporation

John B. Rush certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of North American Scientific, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation").

2. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law setting forth a proposed amendment of the Amended Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The resolution set forth the proposed amendment is as follows:

> RESOLVED, that Article Fourth, subsection (a) of the Amended Certificate of Incorporation of the Corporation be amended by adding a paragraph thereto, which such paragraph will appear as the last paragraph of Article Fourth, subsection (a) and shall read as follows:
>
> "Upon the effectiveness of this Certificate of Amendment of Amended Certificate of Incorporation, every five (5) shares of the Corporation's issued and outstanding Common Stock shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into one (1) share of the Corporation's Common Stock, par value $0.01 per share."

3. That thereafter, the foregoing amendment of the Amended Certificate of Incorporation of the Corporation was duly adopted by a majority of the outstanding stock entitled to vote thereon at the Corporation's Annual Meeting of Stockholders held on April 29, 2008 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

4. That the Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective as of May 1, 2008.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this 29th day of April, 2008.

John B. Rush,
President and Chief Executive Officer